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                                                       EXHIBIT 5.1


                                  ROPES & GRAY
                             One International Place
                        Boston, Massachusetts  02110-2624
                                 (617) 951-7000
                           Telecopier:  (617) 951-7050


                                                  September 5, 1995




The Grand Union Company
201 Willowbrook Boulevard
Wayne, New Jersey 07470-0966

Ladies and Gentlemen:

     This opinion is rendered to you in connection with the Registration Statement on Form S-3 of The Grand Union Company (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering the offering and possible future sale by certain holders of (i) 3,243,826 shares of common stock of the Company (the "Common Stock") and (ii) $178,373 in aggregate principal amount of 12% Senior Notes due September 1, 2004 of the Company.

     We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies.

     We call your attention to the fact that each of the Senior Notes and the Indenture dated as of June 15, 1995 (the "Indenture") relating to the Senior Notes provides that it is to be governed by and construed in accordance with the internal laws of the State of New York. For purposes of rendering the opinions expressed in paragraph 3 below, we have assumed that laws of the State of New York are in all respects identical to the laws of The Commonwealth of Massachusetts.

     We express no opinion as to the laws of any jurisdiction other than those of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.

      For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents and records that we have deemed necessary.


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     Based on and subject to the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

     2. The shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

     3. The Senior Notes have been validly authorized, have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to
(i) bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights and remedies of creditors and
(ii) the general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     We understand that this opinion is to be used in connection with the Company's Registration Statement relating to the Common Stock and the Senior Notes to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as a part of said Registration Statement and the use of our name therein.

                                             Very truly yours,

                                             /s/ Ropes & Gray

                                             Ropes & Gray